Exhibit 4.12

January 2013

To:	Mazor Robotics Ltd. 7 HaEshel St.
Caesarea Park, ISRAEL

Re: Extension and Term under Manufacturing Agreement

Reference is made to that certain Manufacturing Agreement dated February 15, 2005, as amended on May, 2007 and on August, 2012 by and between the undersigned (together the "Agreement"). All capitalized terms used herein, which are not otherwise defined herein, shall have the meaning ascribed to them in the Agreement.

Whereas the term of the Agreement has previously expired, and notwithstanding such expiration, we have continued to manufacture the Systems which are the subject matter of the Agreement; and

Whereas the Parties wish that we will continue to manufactured the Systems under the terms and conditions of the Agreement;

We hereby agree to extend the terms of the Agreement for a period of 24 months from the date of this letter, subject to prior termination in accordance with the terms and conditions of the Agreement, as applicable (the "Extended Agreement").

Notwithstanding to the above mentioned and to Section 11 of the Agreement, We hereby agree not to terminate the Extended Agreement in case that during any year the total quantity of Systems ordered by you shall be less then 20, subject to your commitment to continue to manufacture all your Systems with us in the extent period of 24 months from the date of this letter.

Please confirm your consent by fixing your signature below.

Yizrael Tamuz Ltd.

By: /s/ Eyal Ram
Name: Eyal Ram
Title: CEO
Dated: January 10, 2013

Agreed and accepted:

Mazor Robotics Ltd.

By: /s/ Ori Hadomi
Name: Ori Hadomi
Title: CEO
Dated: January 10, 2013

By: /s/ Sharon Levita
Name: Sharon Levita
Title: CFO
Dated: January 10, 2013